Exhibit 99.3

Kaleido Biosciences Initiates Controlled Clinical Study of Microbiome Metabolic Therapy KB109 in Outpatients with Mild-to-Moderate COVID-19

- Top-Line Data from Study of Approximately 350 Patients Expected in Q4 2020 -

- Second Clinical Study Expected to Initiate Shortly with Similar Design and Additional Microbiome Analysis -

LEXINGTON, Mass., May 14, 2020 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to targeting the microbiome to treat disease and improve human health today announced the initiation of a controlled clinical study evaluating Microbiome Metabolic Therapy (MMT) candidate KB109 added to Supportive Self-Care (SSC) for outpatients who are positive for SARs-Cov-2 infection with mild-to-moderate COVID-19.

“The burden of the COVID-19 pandemic on patients and healthcare facilities is vast, and there remains a need for interventional studies evaluating patients with mild-to-moderate disease, which represents the majority of infections,” said Katharine Knobil, M.D., Kaleido’s Chief Medical Officer and Head of Research & Development. “We have evidence from our ex vivo research that KB109 increases the production of metabolites that have been shown to improve the immune response in viral respiratory infections. Published data suggest these metabolites may prevent an overaggressive immune response to COVID-19 and avoid more serious complications of this infection. Because of the favorable safety profile of KB109, we are able to rapidly initiate this very important clinical study. We look forward to exploring the potential of KB109 in COVID-19 as well as expanding our understanding of its applicability to other infections.”

“Targeting the microbiome represents an exciting approach to help mitigate the impact of the COVID-19 pandemic and is one the University of Massachusetts Center for Microbiome Research has also been examining,” said John P. Haran, M.D., Ph.D., Associate Professor, Department of Emergency Medicine, Department of Microbiology and Physiological Systems and Clinical Director of the Center for Microbiome Research, University of Massachusetts Medical School. “We are excited to evaluate this approach and its potential to modulate the immune response of patients who are newly diagnosed with COVID-19 and hoping to recover at home without needing to be hospitalized. We are pleased to play a role in advancing this novel intervention in an effort to address a critical global health crisis.”

Kaleido’s COVID-19 development program aims to enroll approximately 400 outpatients with mild-to-moderate disease in two non-IND clinical studies that are designed to evaluate the effects of Supportive Self-Care (SSC) plus KB109 compared to SSC. The program includes a multi-center study of approximately 350 patients and a second study of approximately 50 patients that will also evaluate the composition and metabolites of patients’ microbiomes.

Within 48 hours of testing positive for COVID-19, patients in both studies will be randomized to either receive SSC (the control group) or SSC plus KB109 for two weeks and then followed for three weeks. Patients will monitor and record objective measures, such as temperature and oxygen levels, and participate in telemedicine visits with clinicians. The studies will include assessment of clinical outcomes, healthcare utilization, and biomarkers of the inflammatory response that will inform the potential of KB109 in COVID-19 as well as other viral and bacterial infections. Top-line data from the multi-center study are expected in the fourth quarter of 2020.

About the Potential Role of the Microbiome in COVID-19

COVID-19 infection has been associated with activation of an inappropriate inflammatory cascade, which in some patients can cause an abnormally aggressive immune response that can lead to pneumonia and respiratory failure. Scientific evidence indicates that metabolites such as short chain fatty acids (SCFAs) produced by the microbiome through fermentation of glycans, are modulators of the immune response and therefore could potentially play a role in limiting this inflammatory cascade.

In preclinical models, increased SFCAs and/or SFCA-producing taxa, have been shown to influence immune pathways, mitigate immune pathology, and improve survival and morbidity associated with severe respiratory viral infections.1,2 Commensal microbiota composition critically regulates the generation of virus-specific CD4 and CD8 T cells and antibody responses following respiratory influenza virus infection.3

In-human data also support the role of SCFAs in reducing the impact of viral infections. In patients undergoing hematopoietic stem cell transplants who have contracted respiratory viral infections, including coronavirus, the presence of SCFA-producing taxa has been associated with a significantly reduced risk of progression to lower respiratory tract infections, which can have substantial morbidity in this patient population.4 KB109 is Generally Recognized as Safe (GRAS) and was selected for evaluation in these COVID-19 clinical studies based on its demonstrated ability to increase production of SCFAs as well as to promote commensal bacteria and reduce pathogenic bacteria ex vivo.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted, synthetic glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its discovery and development platform to study MMTs in microbiome samples to rapidly advance MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of clinical studies, and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Form 10-K, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

[1]	Antunes, K.H., et al. Microbiota-derived acetate protects against respiratory syncytial virus infection through a GPR43-type 1 interferon response. Nat Commun. 2019, 10, 3273.
[2]	Trompette, A., et al. Dietary Fiber Confers Protection against Flu by Shaping Ly6c- Patrolling Monocyte Hematopoiesis and CD8+ T Cell Metabolism. Immunity. 2018, May 15;48(5):992-1005.e8.
[3]	Ichinohe, T., et. al. Microbiota regulates immune defense against respiratory tract influenza A virus infection. Proceedings of the National Academy of Sciences. Mar 2011, 108 (13) 5354-5359.
[4]	Haak, B.W., et al. Impact of gut colonization with butyrate-producing microbiota on respiratory viral infection following allo-HCT. Blood. 2018. 131, 2978-2986.

Contacts

Kaleido Biosciences
Amy Reilly
617-890-5721
amy.reilly@kaleido.com

Investors

Lee M. Stern
Solebury Trout
646-378-2922
lstern@soleburytrout.com

Media

Joshua Mansbach
Solebury Trout

646-378-2964

jmansbach@troutgroup.com

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